Independent Auditors’ Consent

The Board of Directors and Shareholders

GA Financial, Inc.:

We consent to the use of our report dated March 5, 2004, with respect to the consolidated statements of financial condition of GA Financial, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-4.

/s/ KPMG LLP

March 11, 2004

Pittsburgh, Pennsylvania